EMPLOYMENT AGREEMENT
                               BETWEEN AMNEX, INC.
                                       AND
                                  PETER M. IZZO

     This AGREEMENT made this 25th day of June, 1996, by and between AMNEX, Inc., a New York corporation having an office in Orlando, Florida (sometimes hereinafter referred to as AMNEX or the Company) and Peter M. Izzo (sometimes hereinafter referred to as Employee).
WITNESSETH:

         WHEREAS, the Company desires to employ the Employee and the Employee desires to accept employment by the Company and enter into this Agreement; and

     WHEREAS, the retention of Employee's services, for and on behalf of the Company, is of material importance to the preservation and enhancement of the value of AMNEX;
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, AMNEX and Employee do hereby agree as follows:

     1. Employment. The Employee is employed as President and Chief Executive of the Company from the date hereof through the term of this Agreement. As President and Chief Executive of the Company, the Employee shall implement executive policy and other management services on behalf of the Company as would be customarily performed by persons serving in a similar executive capacity. As an executive, the Employee shall be responsible for implementing the policies and directives of the Board of Directors, and shall report only to the Board of Directors. During the term of this Agreement, there shall be no material decrease in the duties and responsibilities of the Employee other than provided herein, unless the parties otherwise agree in writing. During the term of this Agreement, the Employee shall not be required to relocate his principal place of employment beyond 50 miles from his current residence in order to perform his services hereunder.

     2. Term. The initial term of employment under this Agreement shall be for a two year period from the date hereof. This Agreement shall be automatically renewed or extended for two additional years on each biannual anniversary date of this Agreement, unless either the Employee or the Company gives written notice to the other on or before the sixtieth(60th) day prior to such biannual anniversary date. Such initial term and all such renewal terms are collectively referred to herein as the term of this Agreement.

     3. Standards; Devotion of Time. The Employee shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards as may be established from time to time by the Board of Directors of the Company. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing in the telecommunications services industry. During the employment period, the Employee shall expend all of his working time for the Company and shall devote his best efforts, energy and skill to the services of the Company and the promotion of its interests.promotion of its interests.

     4. Compensation. The Company agrees to pay the Employee during the term of this Agreement a salary at the minimum annual rate of $240,000.00. In the event that this Agreement is renewed or extended, the Employee's salary will be reviewed at the time of such renewal and may be increased in an amount to be determined by the Board of Directors or its Compensation Committee. In determining the Employee's annual salary increases, if any, the Board of Directors or its Compensation Committee may compensate the Employee for increases in the cost of living and also provide for performance or merit increases to the extent appropriate and when compared to the prevailing telecommunications services industry for like executive positions. The salary of the Employee shall not be decreased at any time during the term of this Agreement from the amount then in effect unless the Employee otherwise agrees in writing. Participation in deferred compensation, bonus, retirement, and other employee benefit plans and in fringe benefits shall not reduce the salary payable to the Employee. The salary under this Section 4 shall be payable to the Employee biweekly.

     5. Bonus. During the term of this Agreement, the Employee shall be entitled to an annual bonus equal to 3% of AMNEX, Inc.'s consolidated pre-tax profits for the applicable fiscal year. Such bonus shall be paid to the Employee no later than thirty (30) days after the release of the audited financial statements relating to such fiscal year. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such bonuses. Notwithstanding anything herein to the contrary, in the event that this Agreement expires or terminates prior to the end of any fiscal year for any reason other than termination of employment "for cause", as such term is defined herein, then the Employee shall be entitled to a bonus equal to 3% of AMNEX, Inc.'s consolidated pre-tax profits for the applicable portion of the fiscal year in which this Agreement was in effect. For purposes hereof, with respect to such fiscal year in which this Agreement expires or terminates (the "Termination Year"), the Company's pre-tax profits shall be determined for the period from the first day of the Termination Year until such expiration or termination date (the "Termination Date") by multiplying the Company's pre- tax profits for the period from the first day of the Termination Year until the end of the fiscal quarter in which the Termination Date falls (the "Termination Quarter"), as reported in the Company's Form 10-Q for such period, by a fraction, the numerator of which shall be the number of days from the first day of the Termination Year until the Termination Date and the denominator of which shall be the total number of days from the first day of the Termination Year until the end of the Termination Quarter. To the extent reasonably possible, such bonus shall be paid concurrently with the severance payments due and owing under the applicable subsection of Section 10 hereof.


     6. Disability. In the event of the inability of Employee to render services hereunder during the term of the Agreement due to a disability (whether temporary or permanent), and for so long as such disability continues, Employee shall continue to receive Employee's salary for a period not to exceed the remaining term of the Agreement. There shall be deducted from the amount paid to Employee hereunder during any period of disability any amounts actually paid to Employee pursuant to any disability insurance or other similar such program which the Company has instituted or may institute on behalf of its employees for the purpose of compensating Employee in the event of disability.

     7. Additional Compensation and Benefits. During the term of the Agreement, Employee will be entitled to participate in and receive the benefits of any stock option, profit sharing, or other plans, benefits and privileges given to employees and/or executives of the Company or its subsidiaries and affiliates which may come into existence hereafter, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors, and to the extent Employee is otherwise eligible and qualified to so participate in and receive such benefits or privileges. The Company shall not make any changes in such plans, benefits or privileges which would adversely affect Employee's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater adverse change in the rights of or benefits to Employee as compared with any other executive of the Company. Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Employee pursuant to Section 4 hereof. Nothing herein shall be deemed to imply that Employee is entitled to receive any stock options (notwithstanding the grant thereof to other executive employees of the Company or its subsidiaries or affiliates), it being understood and agreed that the grant thereof is within the sole discretion of the Board of Directors or its Compensation Committee.

     8. Expenses. The Company shall reimburse Employee or otherwise provide for or pay for all reasonable expenses incurred by Employee in furtherance of or in connection with the business of the Company including, but not by way of limitation, an automobile allowance of $1,000.00 per month. In addition, the Company shall reimburse Employee for all reasonable entertainment expenses (whether incurred at the Employee's residence, while traveling, or otherwise) subject to such reasonable limitations as may be established by the Board. If such expenses are paid in the first instance by Employee, the Company will reimburse Employee therefor in accordance with its standard expense reimbursement policy.

     9. Vacations. The Employee shall be entitled to annual paid vacations in accordance with the following schedule:

             1 - 2 years of service:            3 weeks per year
             3 - 5 years of service:            3 weeks plus 2 days per year
             6 - 9 years of service:            4 weeks per year
             10+ years of service:              5 weeks per year



     The timing of paid vacations shall be scheduled in a reasonable manner. The Employee shall not be entitled to receive any additional compensation from the Company on account of his failure to take paid vacation. The Employee shall also not be entitled to accumulate more than two weeks of unused paid vacation time from one calendar year to the next.

10.      Termination of Employment.

     (a) Definitions. For the purposes of this Agreement, the following definitions shall apply:

     (i) A "Change in Control" of the Company shall be deemed to have  occurred:
(A) when either the Employee or Chairman of the Board of the Company as of the date hereof is either removed as a director or not nominated by the Board for re- election as a director of the Company; (B) when any nominee for election as a director of the Company contained in the Company's Proxy Statement sent to shareholders in connection with the Board of Directors' solicitation of proxies to be voted at any Annual Meeting of Shareholders shall not be so elected by the shareholders, except where the person elected instead of the nominee is acceptable to the Employee and Chairman as of the date hereof; (C) upon any person or entity gaining ownership directly or indirectly of securities that, in the aggregate, represent over thirty-five percent (35%) of the voting power of the Company's outstanding securities (whether or not such securities are in fact voted); or (D) upon the sale or disposition of fifty percent (50%) or more of the voting securities of any of the Company s subsidiaries or all or substantially all of the assets of any such subsidiary, except where such sale or disposition was approved by the Employee; or (E) upon the termination of employment by the Company other than for cause, or the resignation for good reason, of the Employee or Chairman serving as of the date hereof.

     (ii) Termination "for cause" shall mean termination of the Employee by the Company because of: (A) conviction of or a plea of nolo contendere to a felony, or another serious crime which results or is likely to result in material injury to the Company; (B) breach of fiduciary duty involving personal profit; (C) continued and habitual neglect to perform material stated duties; or (D) material breach of any provision of this Agreement.

     (iii) Resignation "for good reason" shall mean the resignation of his employment by the Employee following: (A) a Change in Control of the Company which, within two years of said Change in Control, results in (i) the assignment to Employee, without Employee's express written consent, of any duties materially inconsistent with Employee's positions, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company; or (ii) a material change or reduction in Employee's reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control of the Company; or (iii) any removal of Employee from, or any failure to re-elect Employee to, any of such positions, except in each case in connection with the Employee's disability or death and except under circumstances which would permit the termination of Employee's employment for cause; or (B) failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within thirty (30) days after a notice of non-compliance has been given by Employee to the Company.30) days after a notice of non-compliance has been given by Employee to the Company.

     (b) Termination for Cause. The Company may terminate the Employee's employment at any time for cause. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause. If, within thirty (30) days of receipt of notice of termination, the Employee denies that termination for cause was warranted, the dispute shall be resolved by submission of the claim to binding arbitration in accordance with the provisions hereof. The parties agree that the sole determination by the arbitrators shall be whether the termination of the Employee's employment was for cause. In the event it is determined that such termination was without cause, Employee shall be entitled to such relief as is provided for herein with respect thereto. If the Employee does not deny that termination for cause was warranted within such thirty (30) day period, the Employee's termination for cause shall be deemed to be conclusive.

     (c) Termination Without Cause. Any termination of employment by the Company other than termination for cause, including but not limited to, the Company's failure to renew or extend this Agreement pursuant to Paragraph 2, (which shall be deemed termination without cause), shall not prejudice the Employee's right to compensation or other benefits under this Agreement. The parties acknowledge and agree that damages which will result to Employee for termination without cause shall be extremely difficult or impossible to establish or prove, and agree that, unless the termination is for cause, the Company shall be obligated to make a payment to the Employee as liquidated damages in an amount equal to the greater of (A) two years' minimum annual salary as set forth in Section 4 hereof and (B) the Employee's total compensation hereunder for the twenty-four
(24) months preceding the termination, provided, however, that in the event that the Company fails to renew or extend this Agreement and the Employee's employment continues, then the amount payable to Employee hereunder shall not be paid until the cessation of Employee's employment. Employee agrees that, except for such other payments and benefits to which the Employee may be entitled as expressly provided by the terms of this Agreement, such liquidated damages shall be in lieu of all other claims, demands or causes of action which Employee may make by reason of such termination. The liquidated damages amount shall not be reduced by any compensation which the Employee may receive for any other employment with another employer after termination of his employment with the Company. At the election of the Company, the payment of such liquidated damages shall be made either by a lump sum payment on the Employee's last day of employment with the Company or over the course of the next twelve months in equal bimonthly payments in accordance with the Company's then standard payroll policies and practices. Such bimonthly payments shall be made by wire transfer to the bank account designated by the Employee. The Company's failure to make each and every payment when due and the continuance thereof for a period of five
(5) days shall be a material breach of this Agreement and the Employee shall be entitled to demand and receive in a lump sum all unpaid liquidated damages.lump sum all unpaid liquidated damages.

     (d) Termination upon Death. Employee s employment shall automatically terminate upon Employee s death, provided, however, that the Employee's wife, Shiela Izzo, shall be entitled to receive the payments specified under Section 10 (e)(ii) hereof.

     (e) Resignation for Good Reason. (i) Employee may resign his employment hereunder for good reason upon thirty (30) days notice to the Company, stating in his notice the basis upon which he believes that good reason exists for such resignation.

     (ii) In the event the Employee resigns, the Employee shall be entitled to receive as a severance payment, or in lieu of a severance payment, payment for services previously rendered to the Company, a lump sum cash payment equal to the greater of (A) two years' minimum annual salary as set forth in Section 4 hereof and (B) the Employee's total compensation hereunder applicable to the twenty-four (24) months preceding such resignation. Payment under this section shall be in lieu of any amount owed to the Employee as liquidated damages for termination without cause under Section 10(c) hereof and shall be payable on the last day of Employee's employment hereunder. However, payment under this section shall not be reduced by any compensation which the Employee may receive from other employment with another employer after termination from his employment with the Company.

     (f) Change in Control; Resignation Without Good Reason. If during the term of this Agreement there is a Change in Control of the Company and the Employee without good reason resigns his employment within one year after such Change in Control, the Employee shall be entitled to receive a severance payment pursuant to Section 10(e)(ii) hereof. Any such resignation shall be on thirty (30) days notice to the Company.

     (g) Other Benefits. In the event liquidated damages and/or severance payments are payable pursuant to this Section 10, the Employee shall also be entitled to have any allowances set forth in Section 8 hereof and Employee's health insurance coverage continue for a period of twelve months. In the event that any such law or plan may prevent a continuation of Employee's health insurance for such twelve month period, the Company shall pay for Employee's C.O.B.R.A. health coverage during such period, or, if earlier, until such time as Employee becomes eligible to be covered by comparable insurance with another employer. The Company shall also ensure that all insurance or other provisions for indemnification, defense or hold harmless of officers or directors of the Company which are in effect as of the date of the Employee's termination continue for the benefit of the Employee with respect to all of his acts and omissions while an officer or director as fully and completely as if such termination had not occurred, and until the final expiration or running of all periods of limitation against action which may be applicable to such acts or omissions.



     (h) Benefit Plans. Notwithstanding any other provisions of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into between the Employee and the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 10 (the "Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company for the direct or indirect provision of compensation to the Employee (including groups of classes of participants or beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a "Benefit Plan"), the Employee shall not have any right to receive any payment or other benefit under this Agreement, or Other Agreement, or any Benefit Plan if such payment or benefit, taking into account all other payments or benefits to or for the Employee under this Agreement, all Other Agreements, and all Benefit Plans, would cause any payment to the Employee under this Agreement to be considered a "parachute payment" within the meaning of
Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. In the event that the receipt of any such payment or benefit under this Agreement, any Other Agreement, or any Benefit Plan would cause the Employee to be considered to have received a parachute payment under this Agreement, then the Employee shall have the right, in his sole discretion, to designate those payments or benefits under this Agreement, and Other Agreements, and/or any Benefit Plans, which should be reduced or eliminated so as to avoid having the payment to the Employee under this Agreement be deemed to be a parachute payment.

     11. Confidentiality and Non-Solicitation. The services of the Employee are unique, extraordinary and essential to the business of the Company, especially since the Employee shall have access to the Company's customer lists, trade secrets and other confidential network, financial, legal and operational information essential to the Company's business. Accordingly, during the term of this Agreement and thereafter, the Employee agrees not to use, divulge, furnish or make available to any person or entity any knowledge of or information with respect to any confidential or otherwise proprietary documents, discussions, plans, policies, procedures, activities, materials, information or data of the Company. The Employee further agrees to refrain from engaging in any activity whatsoever that would tend to disparage or diminish the reputation of the Company or which would tend to have a detrimental effect upon the interests of the Company. The Employee has executed or will execute the standard AMNEX Employee Confidentiality Agreement, which agreement is incorporated herein by reference and made a part hereof.

     The Employee also agrees that, for a period of one (1) year following the expiration of this Agreement, the Employee shall not, without the prior written consent of the Company (which consent is approved by the Board), anywhere in the United States of America, whether individually or as a principal, officer, employee, partner, director, agent or representative of or consultant for any entity, (a) cause or seek to persuade any director, officer, employee, customer, subscriber, account, agent, vendor or supplier of, or consultant to, the Company to discontinue or modify to the detriment of the Company the status, employment or relationship of such person or entity with the Company (including, without limitation, to discontinue or modify to the detriment of the Company the use of the Company's operator services, long-distance transmission services, 1+ Coin Services and/or other telecommunications services); (b) hire or retain any such officer, director or employee; or (c) cause or seek to persuade any prospective customer, subscriber or account of the Company (which at the date of cessation of employment with the Company was then actively being solicited by the Company) to determine not to enter into a business relationship with the Company.

     The Employee acknowledges and agrees that, in the event he shall violate any of the restrictions of this Section 11, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive relief in any court of competent jurisdiction without the necessity of proving damages and without any prejudice to any other remedies which it may have at law or in equity. The Employee acknowledges and agrees that, in addition to any other state having proper jurisdiction, any such relief may be sought in, and for such purpose the Employee consents to jurisdiction of, the courts of the State of Florida.

     12. Assumption of Agreement. In the event of a Change in Control transaction to which the Company is a party, the Company shall require that the acquiring or successor entity, if any, expressly assume the obligations and entitlement of this Agreement following such change of control. Employee shall have the right to demand that the Company acknowledge in writing the assumption of this Agreement, if applicable, within thirty (30) days following receipt of such demand. Failure of the Company to so act timely in response to such demand shall be deemed a material breach of this Agreement by the Company, thereby entitling Employee to resign for good reason in accordance with the provisions of this Agreement but without providing any further notice of non-compliance and opportunity for cure.

     13. Other Employment. The Employee shall not, during the term of this Agreement, have any other paid employment other than with a subsidiary of the Company except with the prior written consent of the Company (which consent is approved by the Board).

     14. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in conjunction with, the interpretation of this Agreement.

     15. Notices. Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier or telecopier as follows:



                  If to the Employee:

                  805 Meadow Beach Lane
                  Cutchogue, NY  11935

                  If to the Company:

                  100 W. Lucerne Circle
                  Orlando, FL 32801
                  Attn: Chairman of the Board
                  Telecopier Number:  (407) 246-0005

     or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 15.

     16. No Waiver; Entire Agreement. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement constitutes the entire agreement between the parties and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the matters set forth in this Agreement. This Agreement may be amended only by a writing executed by the parties hereto.

     17. Assignability. This Agreement is personal in nature. The Employee shall have no right to assign or transfer this Agreement. In the event of any attempted assignment or transfer by the Employee of his duties and obligations contrary to this paragraph, all the Employee's rights under this Agreement shall be forfeited, and the Company shall have no further liability under this Agreement. The Company may assign or transfer its rights under this Agreement only to a subsidiary or affiliate of the Company so long as such assignment shall not substantially change the current status of this Agreement or its place of performance. No assignment by the Company shall relieve the Company of the liabilities and responsibilities created by this Agreement, including its responsibilities under Section 12 hereof.

     18. Reformation and Severability. The Employee and the Company agree that the agreements contained herein shall each constitute a separate agreement independently supported by good and adequate consideration, shall each be severable from the other provisions of the Agreement, and shall survive the Agreement. If a court of competent jurisdiction determines that any term, provision or portion of this Agreement is void, illegal or unenforceable, the other terms, provisions and portions of this Agreement shall remain in full force and effect and the terms, provisions and portions that are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

     19. Governing Law. This Agreement shall be governed by the laws of the United States, where applicable, and otherwise by the laws of the State of Florida, excluding choice of law principles thereof.

     20. Arbitration; Attorneys Fees. (I) Except with regard to Section 11 hereof and any other maters that are not a proper subject of arbitration, all disputes between the parties hereto concerning the performance, breach, construction or interpretation of this Agreement or any portion thereof, or in any manner arising out of this Agreement or the performance thereof, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association, which arbitration shall be carried out in the manner hereinafter set forth.

     (ii) Within fifteen days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall select its designated arbitrator and so notify the demanding party. Within fifteen days thereafter, the two arbitrators so selected shall select the third arbitrator. The dispute shall be heard by the arbitrators within sixty days after selection of the third arbitrator. The decision of any two arbitrators shall be binding upon the parties. In default of either side naming its arbitrator as aforesaid or in default of the selection of the said third arbitrator as aforesaid, the American Arbitration Association shall designate such arbitrator upon the application of either party. The decision of the arbitrators shall be final and binding upon the Company, its successors and assigns and the Employee.

     (iii) The arbitration proceedings shall take place in Orlando, Florida, and the judgment and determination of such proceedings shall be binding on all parties hereto. Judgment upon any award rendered by the arbitrators appointed hereunder may be entered into any court having competent jurisdiction thereof without any right of appeal therefrom.

     (iv) Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be equally shared; provided, however, that, (a) if, in the opinion of a majority of the arbitrators, any claim of defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys fees) and of the arbitrators and the arbitration proceeding (collectively, the "Arbitration Expenses") against the party raising such unreasonable claim or defense, and (b) if the arbitrators rule in favor of the Employee, then the Company shall be obligated to pay all of the Arbitration Expenses.

     21. No Restrictions. The Employee hereby represents that neither the execution of this Agreement nor his performance hereunder will (a) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Employee is a party, or by which he may be bound, or (b) violate any order, judgment, writ, injunction or decree applicable to the Employee. In the event of a breach hereof, in addition to the Company's right to terminate this Agreement, the Employee shall indemnify the Company and hold it harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) incurred or suffered in connection with or as a result of the Company's entering into this Agreement or employing the Employee hereunder.

     22. No Third Party Beneficiaries. Except as provided for in Section 10 (d) hereof, no person not a party to this Agreement shall have any right to enforce any of the provisions hereof, there being no third party beneficiaries.

     23. Service as Officer of Subsidiaries; Service as Director. During the employment period, the Employee shall, if elected or appointed, serve as (a) an officer of any subsidiaries of the Company in existence or hereafter created or acquired and (b) a Director of the Company and/or any such subsidiaries of the Company, in each case without any additional compensation for such services.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year above written.


EMPLOYEE                                             AMNEX, Inc.


By:      ________________________                    By:   ____________________

Name:  ________________________                      Name: ____________________

Date:  ________________________                      Date: ____________________